EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement of NextWave Wireless, Inc (“the Company”) on Amendment No. 1 to Form S-1 (File No. 333-139440) of our report dated March 22, 2005 (except for Note 4, paragraph 2, as to which the date is April 11, 2005) relating to the financial statements of PacketVideo Corporation (the “Predecessor Company”) as of and for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is a part of the Registration Statement.

/s/ Moss Adams LLP
Irvine, CA
December 21, 2006